Exhibit 10.1
McAfee, Inc.
Executive Officer Annual Compensation for Fiscal Year Ending December 31, 2006

Name	Expected Annual Salary ($)	Maximum Potential Bonus ($)
Kevin Weiss	550,000	600,000
Eric Brown	550,000	600,000
Bill Kerrigan	440,000	264,000
Kent Roberts	425,000	255,000